EXHIBIT 99.1

PanAmerican Bank Announces Formation of Executive Management Committee; Growth in Assets and Income Cited for New Management Structure

MIAMI--(BUSINESS WIRE)--June 28, 2005--PanAmerican Bancorp (AMEX:PNB), a Delaware corporation, has announced that its subsidiary, PanAmerican Bank, has formed an Executive Management Committee to strengthen its management infrastructure. The following committee members were announced:

— Michael Golden, Chairman of PanAmerican Bank, has been named by the board to the additional position of CEO of the bank,

— Hugo Castro, President of PanAmerican Bank, will continue in this position but will focus his efforts on business development,

— Robert Nichols, CFO, has been named the President of the Executive Committee. He will continue his role as CFO.

Other key PanAmerican Bank executives that are serving as members of the committee include: Alfredo Barreiro, COO and EVP, Robert Garrett, CLO and EVP, and William Ross, EVP-Retail Sales and Service.

The Company has hired a new SVP-Finance who is a CPA to take over some of the day-to-day responsibilities that Robert Nichols had as CFO. The Company also noted that the bank has signed a lease to open an office on PGA Blvd. in Palm Beach County, FL.

Mr. Golden stated, “The bank has shown significant growth and now has $250 million in assets and continues to meet its stated targets for 2005 net income and growth. The new office in Palm Beach County is located in a high net worth, prime growth area and is in keeping with our plans to upgrade existing branches and expand new branches into upscale locations. As we have grown, the need for establishing a strong management committee to maintain our success has become apparent. The recent establishment of an Executive Management Committee and the appointments that have been made will permit us to focus on those business aspects that are paramount to the continued success of PanAmerican Bancorp.”

PanAmerican Bancorp is a single bank holding company headquartered in Miami, Florida. PanAmerican Bank, a subsidiary of PanAmerican Bancorp, is chartered by the State of Florida and is engaged in general commercial banking, providing a full range of loan and deposit services. PanAmerican Bank’s deposit accounts are insured by the Federal Deposit Insurance Corporation, and is a member of the Federal Reserve System.

Except for historical information contained in this news release, the matters set forth in this news release are “forward looking” statements within the meaning of the federal securities laws. Although PanAmerican Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from PanAmerican Bancorp’s expectations. Factors that could contribute to such differences include those identified in PanAmerican Bancorp’s Form 10-KSB for the year ended December 31, 2004 and Form 10Q-SB for the quarter ended March 31, 2005, and those described from time to time in PanAmerican Bancorp’s other filings with the Securities and Exchange Commission, news releases and other communications.

Contact:

PanAmerican Bancorp, Boca Raton, Fla.

Michael Golden, 561-826-0464

or

Wolfe Axelrod Weinberger Assoc. LLC

Donald C. Weinberger

or Andria Arena (Media)

212-370-4500; 212-370-4505 (Fax)

don@wolfeaxelrod.com